Exhibit 99.1

ATLANTIC AMERICAN REPORTS THIRD QUARTER EARNINGS

•	Insurance premiums increased 6.8% and 5.1% for the three month and nine month periods ended September 30, 2017, respectively, as compared to the comparable periods of 2016.
•
Net income for the three month and nine month periods ended September 30, 2017 was $0.7 million and $2.0 million, respectively, as compared to $0.1 million and $1.3 million, respectively, for the comparable periods of 2016.

ATLANTA, Georgia, November 14, 2017 - Atlantic American Corporation (Nasdaq-AAME) today reported net income of $0.7 million, or $0.03 per diluted share, for the three month period ended September 30, 2017, compared to net income of $0.1 million, or nil per diluted share, for the three month period ended September 30, 2016.  For the nine month period ended September 30, 2017, net income was $2.0 million, or $0.08 per diluted share, compared to net income of $1.3 million, or $0.05 per diluted share, for the comparable period in 2016.  Realized investment gains for the three month and nine month periods ended September 30, 2017 were $0.5 million and $2.8 million, respectively, as compared to $0.5 million and $1.4 million in the comparable three month and nine month periods of 2016.  Operating income (income before income taxes and realized investment gains, net) for the three month period ended September 30, 2017 was $0.1 million, as compared to an operating loss of $0.2 million for the three month period ended September 30, 2016.  For the nine month period ended September 30, 2017, the Company had an operating loss of $0.3 million as compared to operating income of $0.6 million for the comparable nine month period of 2016.  The operating loss was primarily attributable to higher than expected levels of claims in both life and health lines of business during the first quarter of 2017.

Total revenues for the three month period ended September 30, 2017 were $44.8 million, increasing 5.5% from $42.4 million for the three month period ended September 30, 2016.  Life and health premiums increased 5.7% and property and casualty premiums increased 9.0%.  For the nine month period ended September 30, 2017, total revenues were $132.3 million, increasing 5.0% from the comparable 2016 period.  Premiums earned from the Company’s life and health operation increased 7.9% for the nine month period ended September 30, 2017 while decreasing slightly in the property and casualty operation during the comparable period.

Commenting on the quarter, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “Our property and casualty operation continues to perform exceptionally well returning consistent profits to the bottom line.  In addition, we have completed a number of process improvements and refinements within our life and health operation in advance of the Medicare supplement annual enrollment season.  Our Worksite division has exceeded its prior year production with a significant number of enrollments currently underway.  We anticipate a good close to the current year and believe the Company to be well positioned for a very positive 2018.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Interim Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three months ended September 30,		Nine months ended September 30,
(Unaudited; In thousands, except per share data)	2017	2016	2017	2016

Insurance premiums
Life and health	$28,048	$26,548	$82,728	$76,636
Property and casualty	14,046	12,884	40,268	40,376
Investment income	2,136	2,453	6,380	7,523
Realized investment gains, net	539	527	2,818	1,411
Other income	29	35	95	102

Total revenue	44,798	42,447	132,289	126,048

Insurance benefits and losses incurred
Life and health	20,754	18,448	61,567	53,464
Property and casualty	9,663	8,507	25,879	25,238
Commissions and underwriting expenses	10,176	11,558	31,800	34,339
Interest expense	440	396	1,273	1,154
Other expense	3,134	3,221	9,301	9,803

Total benefits and expenses	44,167	42,130	129,820	123,998

Income before income taxes	631	317	2,469	2,050

Income tax expense (benefit)	(116)	168	483	762

Net income	$747	$149	$1,986	$1,288

Earnings per common share (basic and diluted)	$0.03	$-	$0.08	$0.05

Reconciliation of Non-GAAP Financial Measure

Net income	$747	$149	$1,986	$1,288
Income tax expense (benefit)	(116)	168	483	762
Realized investment gains, net	(539)	(527)	(2,818)	(1,411)

Operating income (loss)	$92	$(210)	$(349)	$639

Selected Balance Sheet Data	September 30, 2017	December 31, 2016

Total cash and investments	$261,610	$257,429
Insurance subsidiaries	238,120	235,499
Parent and other	23,490	21,930
Total assets	334,305	318,600
Insurance reserves and policyholder funds	175,192	162,679
Debt	33,738	33,738
Total shareholders' equity	109,520	105,506
Book value per common share	5.09	4.89
Statutory capital and surplus
Life and health	29,672	33,430
Property and casualty	42,984	41,489